Exhibit 99.1
Brightpoint Enters into Agreement to Make Latin American Strategic Investment in Intcomex
•	Brightpoint to invest $15 million and contribute certain existing Latin America operations in exchange for an approximate 23 percent interest in Intcomex

•	Increases distribution and supply chain services infrastructure in Latin America through Intcomex’s platform

•	Creates combined in-country operations in 13 countries throughout Latin America and the Caribbean serving more than 44,000 customers in 41 Latin American countries
INDIANAPOLIS — March 16, 2011 — Brightpoint, Inc. (Nasdaq: CELL), a global leader in providing supply chain solutions to the wireless industry, today announced that it has entered into an agreement to make a strategic investment in Intcomex, Inc. Under the terms of the agreement, Brightpoint’s wholly-owned Miami-based subsidiary, Brightpoint Latin America, Inc. (“Brightpoint Latin America”), will invest $15 million in cash and contribute certain of its Latin American operations, excluding certain legacy business in Puerto Rico. Upon consummation of the transaction, which is subject to certain closing conditions, Brightpoint Latin America will own approximately 23 percent of the outstanding common stock of Intcomex and hold a seat on the Intcomex Board of Directors. Brightpoint Latin America joins Citi Venture Capital International (CVCI) and Anthony and Michael Shalom as significant owners of Intcomex.
Brightpoint intends to significantly expand its participation in Latin America by leveraging Intcomex’s more than 20-years of experience in the region and utilizing Intcomex’s reliable and efficient in-country network in 12 countries plus its United States based operations in Miami, FL. This investment positions Brightpoint to become a significant player in both the wireless and information technology (IT) markets in Latin America.
Intcomex, a CVCI portfolio company, is a leading IT distributor focused solely on Latin America and the Caribbean. Offering a unique dual distribution approach as both a wholesale aggregator and in-country distributor, Intcomex has built a broad infrastructure throughout the region, linking a diversified set of vendors with a highly fragmented base of customers that is unmatched in the region. This strategic alliance will offer Brightpoint’s customers and vendors access to Intcomex’s established network of resellers, retailers and customers in the Latin American and Caribbean markets. Additionally, manufacturers serving the Latin American market will have access to an alternative distribution and logistics provider offering world-class solutions to the wireless industry. In turn, Intcomex will gain entry into the wireless device industry by leveraging Brightpoint’s proven supply chain logistics and distribution expertise, product and service portfolio, global wireless channels and deep supplier and customer relationships.
“This strategic investment will bring together two industry leaders in their respective fields,” stated J. Mark Howell, President, Brightpoint Americas. “Investing in Intcomex aligns with an important objective within Brightpoint’s global strategic plan of expanding our geographic footprint and increasing the breadth and value of services and solutions we offer our vendors and customers. We are excited about the opportunity to partner with Intcomex and diversify and expand into the information technology industry, and bring our unique wireless supply chain service capabilities to customers throughout Latin America and the Caribbean.”
“Intcomex has been operating in Latin America and the Caribbean for over 20 years and has built its network through strong local relationships and unparalleled customer service,” stated Michael Shalom, Chief Executive Officer and President of Intcomex, Inc. “This proposed transaction with Brightpoint offers Intcomex the opportunity to expand into the wireless device industry and add to our already extensive portfolio of products and services. This investment is a natural fit for both companies.”
Blank Rome LLP acted as outside counsel and Blackstone Advisory Partners L.P. acted as the exclusive financial advisor to Brightpoint in connection with the transaction.

About Intcomex
Intcomex is a US-based value-added distributor of IT products to Latin America and the Caribbean. Intcomex distributes computer equipment, components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 44,000 customers in 41 countries.
In addition to providing customers with a wide-range of products, Intcomex also delivers a unique set of services including training on new products, technical support, assistance with customs, duties and taxes, and warranty services. Intcomex prides itself on its outstanding technical support areas, efficient shipping and receiving procedures, and effective return-to-manufacturer authorization processes. Its commitment to fulfill customers’ needs is the driving force behind its overall success.
About Brightpoint, Inc.
Brightpoint, Inc. (Nasdaq:CELL) is a global leader in providing end-to-end supply chain solutions to leading stakeholders in the wireless industry. In 2010, Brightpoint handled approximately 99 million wireless devices globally. Brightpoint’s innovative services include distribution channel management, procurement, inventory management, repair services and reverse logistics, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The Company has approximately 4,000 employees in more than 25 countries. In 2010, Brightpoint generated revenue of $3.6 billion. Brightpoint provides distribution and customized services to over 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

Contacts:

Brightpoint, Inc.	Brightpoint, Inc.
Tom Ward	Carolyn Manco
Investor Relations	Media Relations
317-707-2745	317-707-2276